2019 SECOND QUARTER

for the future

RAYMOND JAMES

Dear Fellow Shareholders,

Following the challenging market environment during the preceding December quarter, Raymond James generated quarterly net revenues of $1.86 billion and net income of $261 million, or a record of $1.81 per diluted share, for the fiscal second quarter ended March 31, 2019. Quarterly net revenues increased 3% over the prior year's fiscal second quarter, driven by record investment banking revenues and higher net interest income, primarily at Raymond James Bank. The 4% sequential decline in quarterly net revenues was mostly due to a 9% sequential decline in asset management and related administrative fees as a result of lower asset balances at the beginning-of-the-quarter billing date for Private Client Group fee-based accounts. Annualized return on equity for the quarter was 16.7%, an excellent result particularly given our healthy capital position.

For the first six months of the fiscal year, record net revenues of $3.79 billion increased 7% and record earnings per diluted share of $3.51 increased 44% compared to the first half of fiscal 2018. In addition, all four of our core segments generated record net revenues during the period.

The Private Client Group's (PCG) quarterly net revenues of $1.27 billion were flat with the prior year's fiscal second quarter and down 6% compared to the preceding quarter. PCG quarterly pre-tax income of $132 million declined 16% from the prior year's fiscal second quarter and declined 20% compared to the preceding quarter. The segment's results were negatively impacted by lower brokerage revenues and the market-driven decline of PCG fee-based assets in the preceding December quarter, as these accounts are predominantly billed based on balances at the beginning of the quarter. Partially offsetting the lower asset management fees and brokerage revenues, fees from third-party banks increased substantially during the quarter due to higher spreads following the rate increase in December and higher client cash balances at the beginning of the quarter. However, client cash balances have since been declining, due to clients increasing their allocations to other investments, primarily as a result of the improvement in the equity markets, as well as tax-related seasonality. And, retention and recruiting remains solid as our client-focused culture, multiple affiliation options and robust service offerings continue to resonate with existing and prospective advisors. We ended the second fiscal quarter with a record 7,862 financial advisors, a net increase of 47 from the preceding quarter.

The Capital Markets segment generated quarterly net revenues of $277 million, which grew 20% over the prior year's fiscal second quarter and 9% over the preceding quarter, led by record investment banking revenues. The segment's pre-tax income of $41 million increased 156% over the prior year's fiscal second quarter and 242% over the preceding quarter. Relative to the comparative periods, revenues and pre-tax income increased due to record M&A revenues more than offsetting declines in equity underwriting and equity brokerage revenues. The record M&A results reflect the significant investments we have made over the past several years to deepen and expand our platform. Equity underwriting revenues were challenged during the quarter by an industrywide decline in public offerings due to the U.S. government shutdown in December and January. The pipeline for M&A remains strong and equity underwriting is improving, but it will be extremely difficult to match the record first half results during the second half of the fiscal year. Fixed income brokerage revenues benefited from the surge in interest rate volatility in March, but are expected to experience continuing headwinds going forward given low rate volatility and the flat yield curve.

The Asset Management segment produced quarterly net revenues of $162 million, down 1% compared to the prior year's fiscal second quarter and 7% compared to the preceding quarter. Quarterly pre-tax income of $55 million declined 2% from the prior year's fiscal second quarter and 14% from the preceding quarter. Segment results were negatively impacted by the decrease of financial assets under management during the preceding quarter, caused by the decline in the equity markets as well as net outflows for Carillon Tower Advisers. However, financial assets under management increased during the quarter, ending March at $138.5 billion, up 5% over March 2018 and 9% over the preceding quarter, auguring better results in the June quarter.

Raymond James Bank generated record quarterly net revenues of $212 million and record pre-tax income of $136 million. Revenues grew 18% over the prior year's fiscal second quarter and 4% over the preceding quarter, driven by loan growth and the expansion of the net interest margin (NIM). Pre-tax income grew 15% over the prior year's fiscal second quarter and 24% over the preceding quarter, driven by solid revenue growth and a lower loan loss provision, as the credit quality of the bank's loan portfolio remained strong. The bank's NIM increased to 3.35% for the quarter, up 14 basis points over the prior year's fiscal second quarter and 10 basis points over the preceding quarter, helped by higher short-term interest rates. Net loans at Raymond James Bank ended the quarter at a record $20.1 billion, an increase of 11% over March 2018 and 1% over December 2018. The growth in loans during the quarter was driven by the Commercial & Industrial portfolio and residential mortgage loans originated for our PCG clients.

In March, we announced that Jeff Julien will retire as chief financial officer effective at the end of calendar 2019. He will continue to serve as executive vice president of finance and as a senior adviser for a period of time to ensure the successful transition of responsibilities. Jeff has had an extraordinary career, serving as Raymond James' CFO for over 32 years – the longest serving CFO of any S&P 500 or Fortune 500 company. I want to thank him for his many contributions and dedication to the firm, including his management oversight of Raymond James Bank and

Raymond James Trust since inception. Following a planned succession, Paul Shoukry, our current treasurer and senior vice president of finance and investor relations, will become CFO effective January 1, 2020. Also in March, Greg Bruce joined Raymond James as senior vice president and head of PCG's Investment Advisors Division. Greg has an impressive track record in the RIA business, and his background, experience and deep knowledge of this space furthers our commitment to supporting independent RIA firms and providing them with the best tools and resources available.

We also announced the appointment of Raj Seshadri, president, U.S. Issuers at Mastercard, to our Board of Directors and its Audit and Risk Committee, effective June 1. Raj possesses a rare combination of skills and experience including roles at global brands in marketing, sales, business strategy, asset management, wealth management and business-to-business partnerships. I am confident her talents and proven creativity will result in important contributions to the firm's growth strategy in this rapidly evolving marketplace.

We also earned several notable awards, recognitions and accolades during the fiscal second quarter. In January, the firm was named to Forbes' list of America's Best Employers for Diversity. In PCG, 10 Raymond James advisors were named to On Wall Street's Top 25 Regional Advisors Under 40 list, 211 Raymond James-affiliated advisors were named to Forbes' list of Best-In-State Wealth Advisors and 61 Raymond James-affiliated advisors were named to the Barron's Top 1,200 Advisors by State list.

Additionally, for the seventh consecutive year, Raymond James received the Bank Insurance & Securities Association (BISA) Technology Innovation Award, recognized this year for our new Portfolio Management tool.

Through a combination of dividends, share repurchases, organic growth and selective acquisitions, we deliberately deployed capital to generate attractive returns for our shareholders. Following the opportunistic repurchases in the December quarter of 6.1 million shares for $458 million, or approximately $76 per share, we continued to repurchase shares during the second fiscal quarter with the repurchase of nearly 603,000 shares of common stock for $47 million, or an average price of approximately $78 per share. As of March 31, 2019, we had $458 million remaining of the repurchase authorization, which was increased by the board of directors on March 1, 2019.

Additionally, in April, we closed the acquisition of Silver Lane Advisors, an M&A investment banking firm, and purchased the remaining 55% interest in ClariVest Asset Management. We have been, and will continue to be active and deliberate in pursuing acquisitions that meet our criteria of being a strong cultural match, a strategic fit, something we can integrate and at a price that could generate attractive returns for our shareholders. We believe our robust levels of capital and liquidity position us well for changing market environments.

In summary, I am pleased with our strong results during the second quarter and record results for the first half of the fiscal year. We started the second half of the fiscal year with a number of tailwinds, including a record number of PCG financial advisors, fee-based client assets 12% higher than the end of the preceding quarter, high spreads on cash balances, record Raymond James Bank net loans and a healthy investment banking pipeline. However, we also have some headwinds, including declining client cash balances and a ramp-up of certain expenses in the second half of the year.

While the unemployment rate declined to 3.6% in April, the lowest in 50 years, and the equity markets are hovering near all-time highs, there continue to be growing concerns among many investors given the high degree of uncertainty, such as the ongoing trade negotiations with China, and the historically long 10-year bull market. Looking ahead, I believe we are well-positioned to continue delivering relative outperformance for our shareholders in any market environment. We appreciate your continued confidence and ownership in Raymond James Financial.

Sincerely,

Paul C. Reilly
Chairman, CEO
May 28, 2019

Certain statements made in this letter may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as "expects," and future or conditional verbs such as "will" and "should," as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the "SEC") from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC's website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited – in millions)

	March 31, 2019	September 30, 2018
Assets:		
Cash and cash equivalents	$3,831	$3,500
Assets segregated pursuant to regulations and other segregated assets	2,288	2,441
Securities purchased under agreements to resell	447	373
Financial Instruments, at fair value	4,365	3,927
Receivables	4,740	5,372
Bank loans, net	20,135	19,518
Property & equipment, net	498	486
Other assets	1,872	1,796
Total assets	**$38,176**	**$37,413**
Liabilities and equity:		
Bank deposits	21,618	19,942
Securities sold under agreements to repurchase	210	186
Financial instruments sold but not yet purchased, at fair value	568	482
Other payables	6,899	7,902
Other borrowings	896	899
Senior notes payable	1,550	1,550
Total liabilities	**$31,741**	**$30,961**
Total equity attributable to Raymond James Financial, Inc.	6,366	6,368
Noncontrolling interests	69	84
Total equity	**$6,435**	**$6,452**
Total liabilities and equity	**$38,176**	**$37,413**

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited - in millions, except per share amounts)

	Three Months Ended		Six Months Ended	
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Revenues:				
Asset management and related administrative fees	$ 783	$ 768	$ 1,648	$ 1,497
Brokerage revenues:				
Securities commissions	349	425	737	841
Principal transactions	93	85	169	182
Total brokerage revenues	442	510	906	1,023
Account and service fees	191	177	376	348
Investment banking	163	116	300	204
Interest income	324	249	640	481
Other	31	37	68	70
Total revenues	**1,934**	**1,857**	**3,938**	**3,623**
Interest expense	(75)	(45)	(148)	(85)
Net revenues	**1,859**	**1,812**	**3,790**	**3,538**
Non-interest expenses:				
Compensation, commissions and benefits	1,225	1,196	2,490	2,349
Communications and information processing	94	93	186	173
Occupancy and equipment costs	53	50	104	100
Business development	41	43	84	77
Investment sub-advisory fees	22	23	46	45
Professional fees	17	16	39	28
Bank loan loss provision	5	8	21	9
Acquisition and disposition-related expenses	—	—	15	4
Other	67	51	140	110
Total non-interest expenses	**1,524**	**1,480**	**3,125**	**2,895**
Income including noncontrolling interests and before provision for income taxes	335	332	665	643
Provision for income taxes	86	89	169	281
Net income including noncontrolling interests	249	243	496	362
Net loss attributable to noncontrolling interests	(12)	—	(14)	—
Net income attributable to Raymond James Financial, Inc.	**$ 261**	**$ 243**	**$ 510**	**$ 362**
Earnings per common share – diluted	**$ 1.81**	**$ 1.63**	**$ 3.51**	**$ 2.43**
Weighted-average common and common equivalent shares outstanding – diluted	**143.9**	**149.0**	**145.4**	**148.5**

CONSOLIDATED RESULTS BY SEGMENT (unaudited – in millions)

	Three Months Ended		Six Months Ended	
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net revenues:				
Private Client Group	$ 1,271	$ 1,272	$ 2,627	$ 2,505
Capital Markets	277	230	530	447
Asset Management	162	163	336	314
RJ Bank	212	179	415	344
Other [1]	—	2	2	(1)
Intersegment eliminations	(63)	(34)	(120)	(71)
Total net revenues	**$ 1,859**	**$ 1,812**	**$ 3,790**	**$ 3,538**
Pre-tax income/(loss) (excluding noncontrolling interests):				
Private Client Group	$ 132	$ 158	$ 296	$ 313
Capital Markets	41	16	53	21
Asset Management	55	56	119	113
RJ Bank	136	118	246	232
Other [1]	(17)	(16)	(35)	(36)
Pre-tax income (excluding noncontrolling interests)	**$ 347**	**$ 332**	**$ 679**	**$ 643**

(1) The Other segment includes the results of our private equity activities, as well as certain corporate overhead costs of RJF, including the interest costs on our public debt.

corporate profile

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,900 financial advisors throughout the United States, Canada and overseas. Total client assets are $796 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at raymondjames.com.

Stock Traded: NEW YORK STOCK EXCHANGE
Stock Symbol: RJF

RAYMOND JAMES®

International Headquarters:
The Raymond James Financial Center
880 Carillon Parkway // St. Petersburg, FL 33716
800.248.8863 // raymondjames.com

19-Fin-Rep-0093 BS 6/19